Exhibit 3

                              ARTICLES OF AMENDMENT
                                     OF THE
                          ARTICLES OF INCORPORATION OF
                       UNITED DOMINION REALTY TRUST, INC.

          Under Section 13.1-639 of the Virginia Stock Corporation Act

1.       The name of the corporation is United Dominion Realty Trust, Inc.

2. The corporation's Articles of Incorporation shall be amended to add a new subsection (c) to Article 3 to read as follows:

         (c)      Series C Junior Participating Redeemable Preferred Stock.

                           (1) Designation and Number. A series of the preferred
                  stock, designated the "Series C Junior Participating Cumulative Redeemable Preferred Stock" (the "Series C Preferred"), is hereby established. The number of shares of the Series C Preferred shall be 1,000,000. Such number shall include 900,000 unissued shares of the series of preferred stock heretofore established, designated as the 8.60% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred"), which are hereby redesignated as 900,000 shares of the Series C Preferred.

                           (2) Relative Seniority. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the corporation, the Series C Preferred shall rank junior to the series of preferred stock heretofore established, designated as the 9 1/4% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred") and the Series B Preferred, and senior to the common stock and any other capital stock of the corporation ranking, as to dividends and upon liquidation, junior to the Series C Preferred (collectively, "Junior Stock").

                           (3) Dividends. The holders of the then outstanding Series C Preferred shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative preferential cash dividends payable quarterly on March 31, June 30, September 30 and December 31 (each such date being referred to herein as a "Quarterly Dividend Payment Date" and each period beginning on the day next following a Quarterly Dividend Payment date and ending on the next following Quarterly Dividend Payment date being referred to herein as a "Dividend Period"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $.01 or (ii) subject to adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than dividends payable in shares of common stock, as constituted on the date of such payment), declared on the common stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred.

                           In the event the corporation  shall at any time after
                  February 4, 1998 (the "Rights Dividend Declaration Date"), (i) declare any dividend on the common stock payable in shares of common stock, (ii) subdivide the outstanding common stock, or
                  (iii) combine the outstanding shares of common stock into a smaller number of shares, then in each such case the amount to which holders of shares of the Series C Preferred were entitled immediately prior to such event under clause (ii) of the preceding paragraph shall be adjusted by multiplying such amount by a fraction (the "Adjustment Factor"), the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock outstanding immediately prior to such event.

                           The   corporation   shall   declare  a  dividend   or
                  distribution on the Series C Preferred immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock); provided that, in the event no dividend or distribution shall have been declared on the common stock during the period between any Quarterly Dividend Payment Date and the next subsequent
                  Quarterly Dividend Payment Date, a dividend at the rate of $.01 per share on the Series C Preferred shall nevertheless be declared payable on such subsequent Quarterly Dividend Payment Date.

                           Dividends  on the shares of Series C Preferred  shall
                  accrue and be cumulative from and including the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Preferred, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which event dividends on such shares shall accrue and be cumulative from and including the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall accrue and be cumulative from and including such Quarterly Dividend Payment Date, whether or not
                  (i) the corporation has earnings, (ii) dividends on such shares are declared or (iii) on any Quarterly Dividend Payment Date there shall be funds legally available for the payment of such dividends. When dividends are not paid in full upon the shares of Series C Preferred and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series C Preferred (or a sum sufficient for such full payment is not set apart therefor), all dividends declared upon shares of Series C Preferred and any other series of preferred stock ranking on a parity as to dividends with the Series C Preferred shall be declared pro rata so that the amount of dividends declared per share on the Series C Preferred and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Series C Preferred and such other series of preferred stock bear to each other.

                           Except  as  provided  in  the  immediately  preceding
                  paragraph, unless full cumulative dividends on the Series C Preferred have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment on the Series C Preferred for all past dividend periods and the then current dividend period, (i) no dividends shall be declared or paid or set apart for payment on the preferred stock of the corporation ranking, as to dividends, on a parity with or junior to the Series C Preferred for any period, and (ii) no dividends (other than in Junior Stock) shall be declared or paid or set aside for payment or other distribution or shall be declared or made upon the Junior Stock or any other capital stock of the corporation ranking on a parity with the Series C Preferred as to dividends or upon liquidation ("Parity Stock"), nor shall any Junior Stock or any Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of Junior Stock or Parity Stock) by the corporation (except by conversion into or exchange for Junior Stock).

                           Any  dividend  payment made on shares of the Series C
                  Preferred shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

                           No dividends on shares of Series C Preferred shall be
                  declared by the Board of Directors of the corporation or paid or set apart for payment by the corporation at such time as the terms and provisions of any agreement of the corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

                           Accrued  but  unpaid   dividends   on  the  Series  C
                  Preferred will not bear interest. Holders of the Series C Preferred will not be entitled to any dividends in excess of full cumulative dividends as described above.

                           Except as  provided in these  Articles,  the Series C
                  Preferred shall not be entitled to participate in the earnings or assets of the corporation.

                           The Board of Directors  may fix a record date for the
                  determination of holders of shares of Series C Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                           (4)      Liquidation Rights.

                           (A) Upon the  voluntary or  involuntary  dissolution,
                  liquidation or winding up of the corporation, the holders of shares of the Series C Preferred then outstanding shall be entitled to receive and to be paid out of the assets of the corporation legally available for distribution to its shareholders, before any distribution shall be made to the holders of common stock or any other capital stock of the corporation ranking junior to the Series C Preferred upon liquidation, a liquidation preference of $1,000.00 per share, plus accrued and unpaid dividends thereon to the date of payment (the "Series C Preferred Liquidation Preference").

                           (B) After the payment to the holders of the shares of
                  the Series C Preferred of the full Series C Preferred Liquidation Preference, the holders of the Series C Preferred as such shall have no right or claim to any of the remaining assets of the corporation until the holders of common stock shall have received an amount per share (the "Common
                  Adjustment") equal to the quotient obtained by dividing (i) the Series C Preferred Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in paragraph (D) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the common stock) (the number determined pursuant to clause (ii) being hereinafter referred to as the "Adjustment Number"). Following the payment of the full amount of the Series C Preferred Liquidation Preference in respect of all outstanding shares of Series C
                  Preferred, the full amount of any liquidation preference payable to holders of any other shares of stock of the corporation ranking as to any distribution upon any voluntary or involuntary dissolution, liquidation or winding up of the corporation on a parity with the shares of the Series C Preferred and the full amount of the Common Adjustment, respectively, holders of shares of Series C Preferred, holders of any other shares of stock of the corporation participating upon any voluntary or involuntary dissolution, liquidation or winding up of the corporation on a parity with the common stock on a per share basis and holders of shares of common stock shall receive their ratable and proportionate share of the remaining assets to be distributed, with the number of shares of Series C Preferred being deemed, for purposes of determining the amount of such remaining assets distributable to the holders of shares of Series C Preferred as a class, to be the product of the number of shares of Series C Preferred then outstanding and the Adjustment Number, and the distributable amount per share of Series C Preferred being the amount distributable to the holders of shares of Series C Preferred as a classs, determined as aforesaid, divided by the number of shares of Series C Preferred then outstanding.

                           (C) In the event, however, that there are not sufficient assets legally available for distribution to shareholders to permit payment in full of the Series C
                  Preferred Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, then such remaining assets shall be distributed ratably to the holders of shares of the Series C Preferred and shares of such other series in proportion to their respective liquidation preferences. In the event that there are not sufficient assets remaining after payment in full of the Series C Preferred Liquidation Preference and such other liquidation preferences to permit payment in full of the Common Adjustment, then the remaining assets shall be distributed ratably to the holders of the common stock.

                           (D) In the  event the  corporation  shall at any time
                  after the Rights Dividend Declaration Date (i) declare any dividend on the common stock payable in shares of common stock, (ii) subdivide the outstanding common stock, or (iii) combine the outstanding shares of common stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by the Adjustment Factor.

                           (E) If, upon any voluntary or involuntary dissolution, liquidation or winding up of the corporation, the amounts payable with respect to the Series C Preferred Liquidation Preference and the liquidation preference of any other shares of stock of the corporation ranking as to any such distribution on a parity with the shares of the Series C Preferred are not paid in full, the holders of the shares of the Series C Preferred and of such other shares will share ratably in any such distribution of assets of the corporation in proportion to the full respective liquidation preferences to which they are entitled.

                           (F) Neither the sale,  lease,  transfer or conveyance
                  of all or substantially all the property or business of the corporation, nor the merger or consolidation of the corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph (4).

                           (5)      Redemption

                           (A) Right of  Optional  Redemption.  The  outstanding
                  shares of Series C Preferred may be redeemed at the option of the Board of Directors as a whole, but not in part, at any time, or from time to time, at a price per share (the "Series C Preferred Redemption Price") equal to (i) 100% of the product of the Adjustment Number times the Average Market Value (as such term is hereinafter defined) of the common stock, plus (ii) all accrued and unpaid dividends to and including the date fixed for redemption (the "Series C Preferred Redemption Date"). The "Average Market Value" is the average of the closing sale prices of a share of the common stock during the 30-day period immediately preceding the date before the redemption date quoted on the Composite Tape for New York Stock Exchange Listed Stocks, or, if the common stock is not quoted on the Composite Tape, on The New York Stock Exchange, or, if the common stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the common stock is listed, or, if the common stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of common stock during such 30-day period on The Nasdaq Stock Market, or if no such quotations are available, the fair market value of a share of common stock as determined by the Board of Directors in good faith.

                           (B) Procedures for Redemption.

                           (i) Notice of any redemption will be (a) given by publication in a newspaper of general circulation in the City of New York, New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Series C Preferred Redemption Date, and (b) mailed by the corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Series C Preferred Redemption Date, addressed to the respective holders of record of the Series C Preferred to be redeemed at their respective addresses as they appear on the stock transfer records of the corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series C Preferred except as to the holder to whom the corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series C Preferred may be listed or admitted to trading, such notice shall state: (a) the Series C Preferred Redemption Date; (b) the Series C Preferred Redemption Price; (c) the place or places where certificates for Series C Preferred are to be surrendered for payment of the Series C Preferred Redemption Price; and (d) that dividends on the Series C Preferred will cease to accumulate on the Series C Preferred Redemption Date.

                           (ii) If notice of redemption of the Series C Preferred has been published and mailed in accordance with subparagraph (5)(B)(i) above and provided that on or before the Series C Preferred Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the corporation, separate and apart from its other funds in trust for the benefit of the holders of the Series C Preferred, so as to be, and to continue to be available therefor, then, from and after the Series C Preferred Redemption Date, dividends on the Series C Preferred shall cease to accrue, and the Series C Preferred shall no longer be deemed to be outstanding and all rights of the holders thereof as shareholders of the corporation (except the right to receive the Series C Preferred Redemption Price) shall terminate. Upon surrender, in accordance with said notice, of the certificates for the Series C Preferred (properly endorsed or assigned for transfer, if the corporation shall so require and the notice shall so state), the Series C Preferred shall be redeemed by the corporation at the Series C Preferred Redemption Price.

                           (iii) The deposit of funds with a bank or trust company for the purpose of redeeming Series C Preferred shall be irrevocable except that:

                                    (a) the  corporation  shall be  entitled  to
                           receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                                    (b) any  balance of moneys so  deposited  by
                           the corporation and unclaimed by the holders of the Series C Preferred entitled thereto at the expiration of two years from the applicable Series C Preferred Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the corporation shall look only to the corporation for payment without interest or other earnings.

                           (C) Rights to Dividends on Shares Called for Redemption. If the Series C Preferred Redemption Date is after a record date for payment of dividends on the Series C Preferred and before the related Quarterly Dividend Payment Date, the dividend payable on such Quarterly Dividend Payment Date shall be paid to the holders in whose name the shares of Series C Preferred are registered at the close of business on such record date notwithstanding the redemption thereof between such record date and the related Quarterly Dividend Payment Date or the corporation's default in the payment of the dividend due. Except as provided in this paragraph (5), the corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on called Series C Preferred.

                           (6)      Voting Rights.

                           (A)   Subject  to  the   provision   for   adjustment
                  hereinafter set forth, each share of Series C Preferred shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on the common stock payable in shares of common stock, (ii) subdivide the outstanding common stock, or (iii) combine the outstanding shares of common stock into a smaller number of shares, then in each such case the number of votes per share to which
                  holders  of  shares  of  Series  C  Preferred   were  entitled
                  immediately prior to such event shall be adjusted by multiplying such number by the Adjustment Factor. Except as otherwise provided herein, in the Articles of Incorporation or under applicable law, the holders of shares of Series C Preferred and the holders of shares of common stock shall vote together as one voting group on all matters submitted to a vote of stockholders of the corporation.

                           (B) Whenever dividends on any shares of Series C Preferred shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Series C Preferred (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the corporation at a special meeting called by the holders of record of at least 10% of the Series C Preferred or the holders of any other series of preferred stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series C Preferred for the past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the corporation will be increased by two directors.

                           (B) The foregoing  voting  provisions  will not apply
                  if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

                           (C) In the  event  that  the  Series C  Preferred  is
                  listed or admitted to trading on The New York Stock Exchange, then notwithstanding anything to the contrary in these Articles, including without limitation Article 8, approval by the holders of at least two-thirds of the outstanding shares of the Series C Preferred shall be required for adoption of any amendment of these Articles or of the bylaws of the corporation that would materially affect the existing terms of the Series C Preferred.

                           (7)   Conversion of Series C Preferred.  The Series C

                  Preferred is not convertible into or exchangeable for any other property or securities of the corporation.

                           (8) Consolidation,  Merger,  Share Exchange,  etc. In
                  case the corporation shall enter into any consolidation, merger, share exchange, combination or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C
                  Preferred shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged. In the event the corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on the common stock payable in shares of common stock, (ii) subdivide the outstanding common stock, or (iii) combine the outstanding shares of common stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred shall be adjusted by multiplying such amount by the Adjustment Factor.

                           (9) Fractional Shares. Series C Preferred may be issued in fractions of one one-thousandth of a share (and integral multiples thereof) which shall entitle the holder, in proportion to such holders' fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Preferred.


3. The amendment of the Articles of Incorporation was duly adopted by the Board of Directors of the corporation on January 27, 1998. Shareholder action was not required.

Dated January 27, 1998

                                            UNITED DOMINION REALTY TRUST, INC.



                                            By:      s/ Katheryn E. Surface

                                                     Katheryn E. Surface
                                                     Senior Vice President


DOC  115615